Exhibit 99.1

Pure Cycle Corporation Announces Fiscal Year and Fourth Quarter Ended 2015 Financial Results

Denver, Colorado – November 6, 2015 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) today reported financial results for its fiscal year ended August 31, 2015.

"We are pleased to report our results for Fiscal and Fourth Quarter 2015. During the fourth quarter we completed the sale of our farms, which provided for one of the largest transformative events in our history. The sale provided a smooth exit for us from our agricultural operations. With the sale completed, we have eliminated substantially all of our liabilities, have bolstered our liquidity with nearly $38 million in cash, and are focused on our core water utility business" commented Mark Harding, President of Pure Cycle Corporation. "With our resources focused on our water utility business along with a substantial liquidity position, we are well positioned to take advantage of new opportunities to expand our water services within our service areas, as well as adjacent areas." continued Mr. Harding.

We will file our Form 10-K on Monday November 9, 2015 and will host a conference call on Tuesday November 10, 2015, at 3PM Eastern (1PM Mountain) to discuss these results. Call details are below. Additionally, we have posted a detailed slide presentation which overviews the Company and presents summary financial results on our website which can be accessed at www.purecyclewater.com.

The following table summarizes results of operations for the quarter and fiscal years ended August 31, 2015 and 2014:

	Period Ended August 31,
	In 000's (except per share)
	Quarter		Fiscal Year
	2015	2014	2015	2014
Revenues	$442	$1,098	$2,324	$3,091
Cost of revenues	(324)	(324)	(886)	(863)
Gross margin	118	774	1,438	2,228
Operating expenses:
General and administrative	(914)	(1,203)	(2,699)	(3,357)
Impairment of land and water rights held for sale	-	(403)	-	(403)
Other	(47)	(17)	(175)	(47)
Loss from operations	(843)	(849)	(1,436)	(1,579)
Other (expense) income:
Interest on TPF and Convertible Debt	-	(136)	(24)	(1,445)
Other income	330	183	1,123	713
(Loss)Gain on sale of land and water assets	(22,108)	1,407	(22,108)	1,407
Gain on extinguishment of contingent obligations
and debt	-	832	-	832
Other expenses	(168)	(64)	(390)	(239)
Taxes	(293)	-	(293)	-
Net income (loss) after taxes	$(23,082)	$1,373	$(23,128)	$(311)

Loss per share	$(0.96)	$0.07	$(0.96)	$(0.01)

Revenues decreased approximately 25% to $2.3 million during our fiscal 2015 attributable to a decrease in frack water sales. The following items had a significant impact on the Company's net income (loss):

•	In August 2015, the Company sold its remaining farm portfolio. The Company recognized a loss of $22.1 million which was attributable to the valuation of the TPF.
•	In August 2014, the Company identified 640 acres of land and 512 FLCC shares as held for sale. As a result the Company recorded a loss of approximately $400,000.
•	In August 2014, the Company completed sales of approximately 1,886 acres of land and 2,982 FLCC shares. The Company recognized a gain of $1,400,000.
•
In July 2014, the Land Board relinquished its approximately $2.4 million of CAA interests to the Company as part of the settlement of the 2011 lawsuit filed by the Company and the District against the Land Board. As a result, during the fourth quarter of the fiscal year ended August 31, 2014 the Company recorded a gain on the extinguishment of participating interests of the CAA of approximately $832,100.

Our summarized financial position as of August 31, 2015 and 2014 is as follows:

	August 31,
	In 000's
	2015	2014	$ Change
Assets
Cash, cash equivalents and marketable securities	$37,089	$1,749	$35,340
Other current assets	2,492	2,714	(222)
Total current assets	39,581	4,463	35,118
Investments in water and water systems, net	27,708	90,824	(63,116)
Land and mineral interests	5,092	3,663	1,429
Other long-term assets	680	9,224	(8,544)
Total assets	$73,061	$108,174	$(35,113)

Liabilities and Shareholders' Equity
Current liabilities	$1,499	$2,348	$(849)
Current portion of mortgages payable	-	926	(926)
Tap participation fee payable to HP A&M	-	7,935	(7,935)
Other long-term liabilities	1,476	5,934	(4,458)
Total liabilities	2,975	17,143	(14,168)
Total shareholders' equity	70,086	91,031	(20,945)
Total liabilities and shareholders' equity	$73,061	$108,174	$(35,113)

CALL DETAILS
When:	3PM Eastern on Tuesday November 10, 2015
Call in number:	1-855-241-1929 (no pass codes required)
International Call in number:	1-443-295-9247
Replay available until:	November 17, 2015
Replay call in number:	1-855-859-2056

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Forward-looking statements are all statements, other than statements of historical facts, including in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as the transformative nature of the sale of our farms, the focus on our water utility assets, and our position to take advantage of new opportunities to expand our water services Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially.  Factors that could cause actual results to differ from projected results include the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K and those factors discussed from time to time in our press releases, public statements and documents filed or furnished with the U.S. Securities and Exchange Commission.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated or intended.  Except as required by law, we disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Information

Pure Cycle owns water assets in the State of Colorado in the Denver, Colorado metropolitan area. Pure Cycle provides wholesale water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.